Exhibit 99.2

AEGION CORPORATION
August 2, 2016
9:30 a.m. ET

Operator:    This is conference 41863658.

Good morning and welcome to the Aegion Corporation 2016 second quarter earnings call. At this time, all participants are in a listen-only mode. Later, there will be a question and answer session and instructions will follow at that time. If anyone requires assistance during this call, please press star then zero on your touch tone telephone. As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed:

Ruben Mella:    Good morning and thank you for joining us today. On the line with me today are Chuck Gordon, Aegion’s President and Chief Executive Officer and David Martin, Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on our website at www.aegion.com/investors. You will find our Safe Harbor statement in the presentation and press release.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon. Chuck…

Charles Gordon:    Thank you Ruben and good morning to all of you joining us on the call and webcast.

Let’s begin on Slide 2. On the Q1 call, I mentioned we would face a tough second quarter. The quarter turned out to be more challenging than expected because of several short-term factors that hit us in the quarter and will partially impact us in the second half as well. We generated second quarter adjusted earnings per share of 23 cents, in line with the expectations we communicated in June. We’ve now transitioned from a challenging first half, as we largely anticipated, to expectations for a much improved second half performance where we plan to deliver adjusted EPS in line with our second half results last year. However, we don’t expect additional project activity to make-up for the short-term Q2 issues, which means adjusted 2016 EPS will likely fall below the adjusted 2015 results.

The two biggest changes over the past few weeks that led to our revised full year outlook were:

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First, a dramatic slowdown of work releases from our oil and gas customers since the wild fires in Western Canada, despite a significant backlog increase during Q2. While our customers may increase the rate of these work releases in the coming months, we have taken a conservative position based on the increased uncertainty in the market.

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Second, the wind down of the Energy Services’ upstream work, part of the downsizing in Central California, and the decision to exit the Permian Basin given difficult market conditions, negatively impacted Q2 margins more than expected because of higher costs to complete several lump sum projects and the additional time it took to complete the restructuring.

While there are other puts and takes in the revised forecast, these are two key items that caused us to reduce our EPS expectation for FY16.

There are several positive takeaways in the quarter that set up the improved outlook we expect in the second half of 2016 and build momentum into 2017.

Let’s start with Infrastructure Solutions on Slide 3.

During Q2, we had a record $114 million in project wins for the North America wastewater CIPP market. While backlog declined 13 percent to $314 million, about $70 million of these apparent low bid awards will move into backlog in the coming weeks after final contract signing. A few weeks ago, we announced a $12 million, multi-year, CIPP project award in Chicago as part of this strong sales result. If you include the reported backlog and these new orders, we have at least six months of visibility in the North American pipeline rehab market, which gives us confidence we can deliver good results in this market during the remainder of 2016 and we expect to see continued favorable conditions in 2017.

On the pressure pipe side, we continue to market our broad portfolio of solutions to rehabilitate aging and deteriorating pipelines, which includes a pressure pipe version of Insituform CIPP, Tyfo/Fibrwrap, Fusible PVC, and Tite Liner HPDE. Underground Solutions’ Fusible PVC has performed well in the first six months, meeting our expectations when we acquired the company in February. I expect the full year earnings contribution to be in line with what we established at the time of the acquisition in February of this year.

We are actively working on the large pressure pipe projects we announced last quarter in West Palm Beach, Florida using InsituMain CIPP and in Valley Forge, Pennsylvania with Tite Liner. The pressure pipe market is mostly comprised of small projects with occasional large ones like the ones I just mentioned. We are pleased to have the opportunity to showcase our capabilities through more complex large project activity.

We face a significant headwind in 2016 due to the absence of a very profitable $13 million Tyfo Fibrwrap industrial pressure pipe project booked in 2014 and executed in Q2 and Q3 of 2015. The bid table as we entered Q2 was comprised of smaller projects and we hoped to execute enough of these projects to help fill the gap. Unfortunately, timing was not in our favor during the second quarter, and it looks to us that we won’t secure the needed projects in time this year to overcome the outsized contribution from this project in 2015. The Tyfo/Fibrwrap technology is projected to end 2016 with about $75 million in revenues with double-digit operating margins, despite lower than anticipated 2016 results. For this reason, we expect Infrastructure Solutions to now deliver modest revenue and operating income growth, including the contribution from Underground Solutions.

Let’s turn to Corrosion Protection on Slide 4.

David will provide more color on our performance, but Corrosion Protection is a story of upstream challenges, primarily in new pipeline construction, overshadowing better performance and an improving outlook for our U.S. cathodic protection services, primarily in the midstream market during H1.

We have record backlog of $95 million as of June 30th in the cathodic protection services we provide customers, mostly to North American midstream pipeline owners. A good portion of our backlog is in Canada, which I discussed earlier is now delayed for what we hope is only a few months because of the fires. But, we do see initial signs of an improving U.S. midstream market where about 75% of what we do is maintenance on existing pipelines rather than new construction. We are monitoring the market carefully to verify a return to a more normal and consistent spending environment. New orders in the U.S. have increased for five straight months, through July, which is a credit to the Corrosion Protection sales team. In addition, we are immersed in our LEAN continuous improvement effort to streamline all of our customer facing activities, which is beginning to have a positive impact on the quality of services we provide.

The Appomattox project is on schedule to ramp up coating and insulation production in early Q4 per the original schedule. Construction of the new coating plant at our facility in Louisiana is essentially complete. We are finishing the installation of the specialized molding equipment after successfully testing the first insulation applications a few weeks ago. We are working with Materia, our material vendor partner, to assure production quantities of materials are available when we begin commercial production in Q4. In the meantime, we were able to do some FBE coating applications for the project in the second quarter. We expect more FBE work in Q3. Let me remind you this contract is valued at over $130 million, which we expect to substantially complete over a 3 to 5 quarter period, beginning in Q4, and gross margins are broadly estimated to be about 25 percent.

Our strong position in cathodic protection services and the Appomattox contract led to a total Corrosion Protection backlog growth of 50 percent to $260 million at June 30, 2016. If you exclude about $30 million in revenues and associated operating income in 2015 from the Canadian coating plant JV we sold in February, we expect Corrosion Protection’s full year revenues to grow modestly, but operating income to decline modestly reflecting the upstream pressures this year, assuming the Appomattox project begins as scheduled in the fourth quarter

Let’s turns to Energy Services on Slide 5.

The downsizing of our upstream operations was essentially completed in the second quarter. This turned out to be a bigger than anticipated effort for us, which ended up taking longer to wind down the operations in Bakersfield and added more costs to complete the remaining lump sum projects. We are basically done with the restructuring and we are optimizing the platform structure for a smaller operation. We have several initiatives underway through our continuous improvement program to streamline administrative functions such as time-keeping, payroll and the on-boarding and off-boarding of large numbers of maintenance workers for turnarounds, to create a world class support organization in terms of the efficiency, accuracy and cost management required to generate acceptable operating margins in this business.

Energy Services’ backlog as of June 30th was $178 million, a $45 million decline from the prior year, but a 5% increase from the end of March. Backlog in the upstream market went from $68 million at June 30, 2015 to $31 million at June 30, 2016. As expected, a portion of the backlog decline was also in the west coast downstream market reflecting a slowdown in turnaround activity in the second half of 2016 and the absence of additional work we completed for cleanup and repair at the Torrance California refinery after the incident in early 2015. We plan to do a few small turnarounds in the fourth quarter. We’ll gain more visibility in the months ahead about the turnaround in early 2017.

Our position in the west coast downstream market remains favorable and stable based on the robust maintenance schedules that Energy Services has with our customers. We recently grew our market position by winning a 5-year, $35 million maintenance contract award with a new refining customer in the Pacific Northwest. We expect about $7 million of maintenance work per year from this contract. Our maintenance teams began work in June which will result in a modest revenue and profit contribution during the second half of the year.

While Energy Services will be profitable in the second half of the year and deliver full year revenues of approximately $250 million, we now expect operating margins to return to 2015 levels over the course of H2, but we will not recover the one-time costs incurred in Q2 to exit the upstream contracts.

Turning to Slide 6.

The dramatic changes in the energy markets forced us to rethink how we can be successful in the years to come. The 2016 Restructuring addressed a pressing need for us to reposition our upstream exposure and reduce costs across the Company. We originally targeted annual cost reductions of $15 to $16 million. We now believe we will reduce annual costs by about $17 million, most of which is expected to be realized in 2016. We reduced costs by $6.5 million in the first half of the year and expect to see a bigger reduction in the second half. If there is a lesson from all of the changes we’ve had to make since I became CEO in the fall of 2014, it’s that we must continuously evaluate our market positions across the company, focus on improving execution and adjust the portfolio based on what is needed to deliver sustainable growth.

We see opportunities for long-term organic growth within our three platforms. We’ve identified immediate areas to invest for growth as shown on Slide 7. The focus today is to grow Infrastructure Solutions presence in the North America pressure pipe rehabilitation market by broadening the portfolio. But, we will also look at other geographic markets when appropriate.

We recently completed three small international acquisitions, two of them in Q2 that will give us opportunities to expand the Infrastructure Solutions’ market reach over time.

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First, we invested approximately $3 million to acquire the remaining international legal rights not covered when we purchased the Fyfe Asia and Latin America operations back in 2012. We now have access to 72 countries in Europe, Africa and the Middle East. We are in the process of developing our channel to market strategy to execute over the next several years.

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Second, we invested $3 million to acquire the CIPP business of LMJ, a long-term licensee in Denmark for the Insituform CIPP products. Denmark is an attractive market for contract activity with steady investment by local municipalities and a favorable outlook. We plan to leverage our expertise and scale in the Netherlands to compete more effectively and grow in the Danish market.

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Finally, we acquired Concrete Solutions in July for $6 million, a long-time New Zealand certified applicator of the Tyfo Fibrwrap technology. In a similar way, we will bring our expertise and scale to help grow in a market that is investing in structural strengthening, especially for seismic upgrades. We also believe Concrete Solutions has the capabilities and relationships to partner with our Australian CIPP operations to introduce Tyfo Fibrwrap in a larger and attractive Australian market.

Across Aegion, we are driving to be a more valued partner to our customers. We are making internal investments to enhance our capabilities to effectively help our oil and gas customers with their pipeline asset integrity needs. We are also investing to improve Aegion’s sales organization while searching for technologies and services to offer customers a broader range of effective solutions. We are making progress to expand our continuous improvement effort we call The Aegion Way across the company. This is a true culture change where the objective is to apply the LEAN principles we have in our manufacturing processes to sales, operations, HR, basically across everything we do to be more efficient and expand margins. I believe there is a lot of positive change happening at Aegion. We are in the process of completing our strategic review and long range plan. I plan to share with you at the appropriate time how Aegion can emerge from the current energy cycle to deliver long-term sustainable growth.

We’ve had to talk a lot recently about upstream energy markets, and for good reason in a tough year, but I see an opportunity for us to build momentum with a strong backlog position in water and wastewater pipeline rehabilitation and for cathodic protection services, especially in the NA midstream market. The successful start of the Shell Appomattox contract is expected to carry us through the second half of 2016 and into 2017. We have a strong and stable downstream market position that we must improve to deliver consistent revenues, profits and cash flow to Aegion. I and the management team are not pleased with the results in the second quarter and we have a lot to do to build the momentum we need for growth. But, I like our position today and the positive results we can achieve in the coming months.

Let me turn the call over to David for his perspective on our second quarter performance.

David Martin:    Thank you Chuck and good morning everyone.

You’ve seen the results in the earnings release issued yesterday evening, which was in the new format. I’ll provide some additional commentary beginning with revenues on Slide 8.

Infrastructure Solutions grew revenues about one percent to $150 million. Our momentum in the North American wastewater market continued as revenues grew low single digits. Underground Solutions contributed over $10 million in revenues, which was within our expectations. The combination of the two helped to offset the headwinds from the lack of the large industrial pressure pipe project that was performed in the second quarter of 2015, and lower revenues in the Asia-Pacific market as we have wound down the CIPP contracting operation in select markets.

Revenues for Corrosion Protection declined 11% to $94 million. The majority of the revenue decline was the result of weaker market conditions in Canada, significantly lower upstream activity, and to a lesser extent the wind down of several large international projects, including the successful completion of an internal pipe weld coating project in South America.

In the prior year we generated approximately $3 million of revenues from the JV in Canada, which was sold in the first quarter of 2016. As Chuck mentioned, corrosion protection -- cathodic protection services in the US was a bright spot as revenues grew low single digits and was the largest source of revenues within the platform.

The sharp revenue decline for Energy Services was due to principally the downsizing of the upstream operations in Central California, which accounted for about 60% of the revenue variance from last year. As expected, the remainder of the decline came from the drop-off in turn around activity and the additional one-time maintenance work related to the cleanup efforts after the explosion at the Torrance refinery in the prior year.

Now, turning to Slide 9.

On an adjusted non-GAAP basis, gross profit declined 13% to $64 million, while gross margins were in line with the prior year period. Strong execution in the North American wastewater CIPP market and the mix benefit from Underground Solutions resulted in an 80 basis point improvement for Infrastructure Solutions gross margins to 27.6 percent. The margin performance could have been better if not for some weather events late in the quarter, which delayed several medium and large diameter CIPP projects.

As we discussed at the start of the year, limited backlog within Corrosion Protection, outside Appomattox, was expected be the biggest factor in our margin performance in the first half of the year. That was definitely the case in the second quarter as gross margins declined 240 basis points to 18.2 percent. We simply could not absorb the fixed cost at the coating facility in Louisiana due to the lack of project activity. We saw pricing pressure in the upstream market, most notably in Canada as well.

Our gross margins did improve year over year by over 200 basis points for our cathodic protection services in the United States because of the improved labor utilization driven by more activity, along with better execution, and that is definitely an improving story.

Finally, Energy Services gross margins declined 430 basis points to 9.3 percent for two reasons. First, upstream gross margins were down significantly as we absorbed the additional costs to close out the remaining maintenance and lump sum project activity in Central California, as part of the restructuring. A little color around this.

Our upstream gross margin in the second quarter of 2016 were only 4.7% versus 12.4% in the second quarter of 2015. A similar story for our downstream services with gross margins of 11% in the second quarter this year versus 14.1% in the second quarter of 2015.

So, as you can see, while our downstream gross margins were lower this year, this is related to lower volume and lack of turnarounds, as opposed to a severe market pressure situation in the upstream and the difficult lump sum project performance that we saw.

Now, let’s review our cash flow performance on Slide 10.

In the first six months of 2016, cash flow from operating activities provided $10 million of cash compared to $58 million in cash in the prior year period.

In the prior year, we generated strong cash flow from the wind down of operations in Asia Pacific on top of fairly dramatic DSO improvement. At the end of this quarter, we had over $20 million of receivables from certain large international projects that were in late stages of completion and pending final billings with customers. We expect to collect all of these receivables in the coming months. These delayed cash collections masked the progress that we continue to make in reducing DSOs across the business. We fully expect DSOs at the end of the year to decline consistent with our objective to reduce DSOs to at least 75 days on average, excluding the certain prepayments on the Appomattox contract included in the balance sheet since this will reverse as we execute the contract later this year and next year.

Additional uses of cash in the first half included capital expenditures of approximately $19 million, which is higher than the normal for this time of year. We spent over $8 million so far on the construction of our advanced coating plant in preparation for the Appomattox contract. I continue to expect CapEx for 2016 will be approximately $35 million to support the Appomattox project, along with the ongoing capital needs across the business, which is now running at levels lower than what we saw in 2015.

We made approximately $9 million in debt repayments so far this year per the terms of the credit agreement. We have scheduled quarterly debt repayments close to $18 million for 2016. We will also reevaluate whether appropriate to make any additional payments depending on second half cash flow and other needs in the business.

The adjusted effective tax rate over the first six months is somewhat distorted because of a benefit in the first quarter related to the adjustment to corporate tax valuation allowances from prior tax losses. The adjusted effective tax rate in Q2 was 29.5%, reflecting the normal mix of earnings between domestic and international operations. A greater portion of the expected second-half earnings will come from higher tax jurisdictions, most notably in the United States, which means the effective tax rate at or slightly above 30% will be where we are at, especially in the fourth quarter. So I anticipate the full year adjusted effective tax rate to be around 30%.

As a wrap-up, I want to summarize what was said earlier. While the second quarter turned out to be more difficult than we expected, we are well-positioned for a better second-half performance along with strong backlog position in our core markets and cost savings from the restructuring.

We have what is needed to build momentum as we conclude 2016 and we move into 2017. I expect operating cash flow to improve significantly in the second half of the year because of seasonality in the business, collections on certain large projects that I mentioned earlier and the continued focus on reduced DSOs across the Company.

We should end 2016 with a strong cash balance to support future investments for long-term sustainable growth and to continue to return cash to investors through share repurchases, just as we have done in the past.

That concludes our prepared remarks. Now I will turn the call over to the operator to begin the Q&A session.

Operator:    Thank you. Ladies and gentlemen, if you have a question at this time, please press the star then the number one key on your touch tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Thank you. And our question comes from the line of Craig Bibb with CJS Securities. Your line is open. Please go ahead.

Craig Bibb:    If you could clarify, how much of the nuclear project businesses in revenue was in Q2 last year, and how much was in Q3?

David Martin:    I don't have that off the top of my head, Craig, but I believe it is about 60% of what was in Q2 and about 40% in Q3.

Craig Bibb:    Okay. And that is about $13 million total?

David Martin:    It was a $13 million project, yes.

Craig Bibb:    Okay. And the small acquisitions you did this year presumably didn't move the needle in terms of revenues in Q2.

Chuck Gordon:    They won't move the needle in Q2, and we don't expect them to have a significant impact on the year.

Craig Bibb:    Okay. And then, just to clarify, the Infrastructure Solutions backlog is $70 million higher than what you ended the quarter at?

David Martin:    Yes. The $70 million represents projects that we have been apparent low bid on, but not signed, so they don't represent contract backlog which we can't report.

Craig Bibb:    Okay. And then, just in looking -- it looked like Q4 is going to be -- the Shell project kicks off, and you have some fall turnaround business. Q3 is going to be a lot like Q2, but just with some cost savings from the restructuring, or is there other nuance in there?

Chuck Gordon:    We would expect Q3 to be stronger than Q2. We have good backlog, both in our cathodic protection services business and in the CIPP business. And along with the fact that just from a weather standpoint, it is generally the best quarter we have in our construction businesses. So we expect Q3 to be stronger than Q2.

Craig Bibb:    Okay. And next, you guys have mentioned weather on Infrastructure Solutions. What was the revenue impact of weather in Q2, may I ask?

David Martin:    Yes, I don't have that off the top of my head, Craig.

Craig Bibb:    Okay. And then last one, you got the turnarounds now in the fourth quarter, which were positive. Do you have any anecdotes or other visibility into 2017?

Chuck Gordon:    I'm sorry. Repeat the last piece. I didn't hear it.

Craig Bibb:    Your turnaround activity is picking up in the fourth quarter. It is a small turnaround. Do you have anecdotes or other bidding activity that would produce some visibility into 2017?

Chuck Gordon:    For Energy Services specifically or for the whole business?

Craig Bibb:    For Energy Services turnaround.

Chuck Gordon:    Yes, our general feeling is that first half of 2017 will be stronger than what we have seen in the second half of 2016. But we will learn a lot more in the coming months as refineries start to firm up their plans.

Craig Bibb:    Okay. All right. Thanks a lot.

Operator:    Thank you. Our next question comes from the line of Eric Stine with Craig-Hallum. Your line is open. Please go ahead.

Eric Stine:    So just wanted to follow up on the question about the CIPP award. So, just to confirm, did you give a number? Because I know that $70 million had not been signed as of the end of the quarter. Did you give a number what has been signed to date, and should we expect all that $70 million to be in the 3Q bookings number?

Chuck Gordon:    You should expect all of it to be in the Q3 bookings number. I don't have the number to date that we have booked, but typically we probably look at a 30- to 60-day lag between the time we are awarded a contract and when we have it signed.

Eric Stine:    Okay. Got it. Maybe just turning to the commentary on the Permian, I know that has been challenging for some time. And I might be wrong, but I think that is the first time I have heard you say that you are getting out of that business in that area.

Chuck Gordon:    We made that decision in Q2, and the conclusion that we came to is that we had a very small presence in the Permian that we were trying to grow under obviously very competitive conditions, given the reduced activity out there, and we thought that we needed to focus strategically on our downstream West Coast business. And rather than have a very small business that was taking a lot of management time, we elected to exit that business and really become extremely focused on our downstream business on the West Coast.

Eric Stine:    Yes. No, that makes sense. Okay. Just wanted to confirm that. Maybe just turning to the Shell project and just to confirm, you are not exclusive with Materia. I guess that would be the first question. But, secondly, I know there are definitely some proprietary things -- or proprietary nature of your coating capabilities. Just thoughts on how that positions you going forward as you look to more projects.

Chuck Gordon:    We feel like we are positioned very well. Materia owns the chemistry that we are applying in the project. We have a great working relationship with them. We own the way that we do the molding and the technology that we use to actually apply the technology in this -- in the installation application. I think, for these ultra-deep water projects, it is a very unique technology. I think we are positioned fantastically going forward.

I think the big question mark is the timing of these projects. They are big and when are the oil companies going to be ready to make the large investments required.

Eric Stine:    Right. Okay. Thanks for that. Then, maybe last one, you mentioned the new refinery customer. As much as you can, anyway, can you characterize this customer and maybe ability to expand to other facilities within their footprint?

Chuck Gordon:    So we already do several refineries on the West Coast for the customer.

Eric Stine:    Okay.

Chuck Gordon:    And we were able to leverage that relationship. It is a very good customer for us. We are extremely pleased to be in the refinery, and so far all the feedback that we have gotten from the customer and from our team is that the transition which occurred in June has gone extremely well.

Eric Stine:    Okay. That's great.

Operator:    Thank you. And our next question comes from the line of John Rogers with D. A. Davidson. Your line is open. Please go ahead.

John Rogers:    A couple of things. First of all, in terms of the cost savings that you have talked about, the $17 million, and some of that is going to be recognized in 2016. How much is incremental in 2017?

David Martin:    Obviously, $17 million is an annualized number.

Chuck Gordon:    Right. We will probably get the substantial amount of it this year.

David Martin:    But it is in the range of $14 million, $15 million, probably.

John Rogers:    David, in 2016?

David Martin:    Yes. So if you want to call it incremental, $2 million.

John Rogers:    I am just trying to think about the potential earnings benefit going forward, but most of it is going to be recognized in 2016.

David Martin:    Correct.

John Rogers:    And then, Appomattox, at this point, I know it starts up in the fourth quarter. So, the $130 million, will the bulk of that be recognized? Is that the current plan in 2017?

Chuck Gordon:    So let's just walk through maybe a few more details that we have talked about earlier. Remember that we control the construction schedule. We recognize revenue as we produce product and that the contract says we need to be completed by the end of the first quarter in 2018.

What we anticipate is that we will start up the plant at the beginning of Q4. Obviously, it will be a ramp-up in terms of production during the quarter, but we would expect that we would produce the entire project over three to five quarters. And a lot of that will depend on how quickly we ramp up production and what kind of production rates we ultimately achieve with the plant. But what we are projecting is that we will complete the production over three to five quarters starting in Q4 of this year.

John Rogers:    Okay. And, Chuck, is it reasonable to assume that margins on this work should be consistent with what you have seen in the corrosion protection in the past, in the 20% type range.

Chuck Gordon:    I would.

John Rogers:    I know you don't want to get specific.

Chuck Gordon:    Yes. I don't want to get to specific with it. I think typically on the installation side, our margins are probably in the mid-20s%, and we certainly would expect that on this kind of project.

John Rogers:    Okay. And prospects for follow-on work? When do you expect that?

Chuck Gordon:    We believe there is the potential for some follow-on work with this project over the next couple of years. It is much smaller in terms of significance and scope. We don't see another large Appomattox type project on this horizon at this time. We certainly know of several other customers that are watching this project very carefully, and my expectation is that we will hear more out of those as this project progresses.

John Rogers:    Okay. Okay. And then, thank you. And then lastly, in terms of the Energy Services business, can you tell us what the goodwill and intangibles associated with that business is?

David Martin:    That is a good question, John. I don't have that off the top of my head. I can certainly follow up with you on that. We made some write-downs at the end of last year, and that number is down. It will be in the 10-Q as well, but I will certainly follow up with you on that.

Operator:    Thank you. And our next question comes from the line of Noelle Dilts with Stifel.
    Your line is open. Please go ahead.

Noelle Dilts:    I just wanted to go back to Corrpro Canada to make sure I understand what is going on there. So, first, is that right that that is about 6% of total revenues or about 30% of Corrpro?

And then, second, I just want to understand what you think is driving these delays within more kind of all the medium projects and the suspense of are you expecting some sort of rebound at some point in the next 12 months? How are you thinking about the outlook for that market?

Chuck Gordon:    Well, a couple questions there. I think the first thing is, your assessment of the size of Corrpro Canada is about right. In terms of the overall business, it has been a very good business for us over the last couple of years in terms of revenue and profitability.

We saw the -- what we have seen since the fires, which I mentioned, is just that the work releases have been delayed. We haven't heard of any cancellations, but we have seen a delay, and as we looked out over the second half of the year, we decided to be conservative and we don't expect any cancellations. We are sitting on a nice backlog for that business, but as we looked at it, we think those delays will move some of that backlog into 2015 -- 2017 that we originally had forecasted to be 2016 work for us.

We do a lot of work up there for some of the major transmission companies. We also doing a lot of work for smaller companies. So yes, the delays have been sort of across the board and, to be honest with you, I can't really explain exactly why they are delayed. I would have thought by now that we would be back at work and going full bore to actually make up for some of the time we lost during the month of May. But that certainly hasn't occurred.

Noelle Dilts:    Okay. And then, second, when you look at the Bayou business, you have got this big project here that is going to carry you through, I guess, the fourth quarter and then three to five quarters after that. Can you help me understand how you are thinking about a plan for Bayou and what the right size of that operation is, sort of as you move past Appomattox?

Chuck Gordon:    So we have a very -- we very successfully entered the bi-layer insulation market in the Gulf of Mexico. We have -- the plant is positioned really well for FBE coating and for doing all types of insulation, not just ultradeep insulation but all insulation. We certainly have sized that facility down there to break even at much lower revenue maybe than we experienced five or six years ago. Obviously, this year has been challenging because we know we have a great big project coming, and we have had to size the organization to be able to execute that project.

Going forward, we won't see the kind of revenue that we are going to see in 2017, I don't think, in 2018. But we believe we can size the plant appropriately for the market and be successful with the work that is in the Gulf Coast.

Noelle Dilts:    Okay. And then, finally, can you just comment directionally on each of the three platforms and how you are thinking about 2017 here and where you can see some growth and where you may be expecting some incremental type (inaudible)?

Chuck Gordon:    Yes. We have really good visibility, I think, going out about six months in the business, and that is sort of across the whole business. Right now, as you are aware, we focus strategically on the municipal market and on the midstream cathodic protection services business. Both of those businesses are doing well. They have great momentum at this point. We don't see anything that leads us to believe that that momentum is going to fall through as we go through 2016.

I think we expect those businesses to go into 2017 with good momentum, along with the Appomattox project, which makes us feel really good about how we are going to end the year. We will have a lot better perspective on 2017 in the upcoming months. It is a little bit early for us to comment on what we think for the whole year, but I would say going into 2017, we feel really good about the opportunity.

Noelle Dilts:    Okay. Thanks.

Operator:    Thank you. And our next question comes from the line of Tate Sullivan with Sidoti. Your line is open. Please go ahead.

Tate Sullivan:    Thank you very much for all the detail on the Shell Appomattox project, and you assumed the project begins in 4Q. I mean, what are the variables in terms of Shell pushing that into 2017?

Chuck Gordon:    We don't have anything to believe that that would happen. And, remember, this is a new plant. It certainly is in Shell's best interest to make sure that we are done at the end of Q1 in 2018 per their schedule. This is a huge project. We haven't seen anything that makes us believe that they are going to change their schedule or their arrangement with us. And what that leaves us with is that we really have the opportunity to manage the schedule the way we think is most effective.

Certainly, we don't have any plans to push up against the final deadline for the contract, which is why we are really targeting to finish the production over three to five quarters.

Tate Sullivan:    And you said you will basically start to factor and start the project, did I hear you're right, in early Q4, but then ramp -- expect a little ramp from there -- from that time?

Chuck Gordon:    Yes. That is what I would expect. I would expect we will start up the plant with the installation plant with commercial production in early Q4 and, like all startups, there will certainly be a ramp. I would expect to go into 2017 at a full production rate.

Tate Sullivan:    Okay. And then, if I heard correctly, you mentioned a long-range plan. Is that referring to coming out with specific guidance, or is that more of a strategic review or something you discussed before?

Chuck Gordon:    It is more of a strategic review of where we expect to take the Company and what we think. There will be some metrics associated with what we think we can achieve over the long run. So it is a combination of both.

Tate Sullivan:    Is there a timeline to unveil those findings?

Chuck Gordon:    We are going to be doing that over the next months.

Tate Sullivan:    Okay. Thank you very much.

Operator:    Thank you. And our next question comes from the line of Craig Bibb with CJS Securities. Your line is open. Please go ahead.

Craig Bibb:    Maybe you could give us a quick follow-up on a roadmap for the monitoring project you guys are working on. When will that start to task or what should we look forward to?

Chuck Gordon:    I think I mentioned it on the last quarterly call that we are in the process of developing the databases and the way we transmit information from the field into the database and then from our database into our customers database. That work is ongoing. It is going well. I think what I said on the Q1 call was that we would expect it to be commercial and start introducing that product on a commercial basis going into 2017. We are still on track to do that. We did a project review a couple of weeks ago, and I am very excited about what we saw. It is really going to be a nice step forward for our cathodic protection services business.

Craig Bibb:    That's great. And then, the Census Bureau collects wastewater spending data, and it is actually down year to date. I know the numbers are not apples to what you guys are doing, but is your 1 percentage up, or is the overall activity level the same or no? I understand the difference between the negative and your flat.

Chuck Gordon:    We have had -- I think what you asked is sort of the state of the wastewater CIPP market. I'm sorry. I didn't catch all your questions.

Craig Bibb:    Yes.

Chuck Gordon:    We have seen growth in the overall market this year. We had a huge Q1 last year, and I think I mentioned on the call that we either had in February or in April that what we expect to see this year was that we wouldn't replicate the orders earlier in the year, but we would have better orders in the second half. And that is certainly what we have seen. We had a phenomenal win -- number of wins in dollar value of wins in Q2. We have seen the market opportunity grow this year versus last year. And as we look at the bid table going into the second half of the year, it looks strong to us.

So overall, I think we are very pleased with the state of that market and the size of the bid table.

Craig Bibb:    And your win percentage is running about the same?

Chuck Gordon:    Yes. It runs about the same. We try to manage our share pretty carefully. We obviously want to win more than our fair share, but we also have to be cognizant of margins in that. We manage that pretty closely, but we have certainly won our share of work this year.

Craig Bibb:    Great. And then just actually a follow-up question on margins on infrastructure solutions. So our gross margin was up (inaudible), but your EBIT margin was down a little bit in on the mix of business or what caused that?

Chuck Gordon:    Well, I think what happened was -- really, the gross margins for Fyfe and Underground Solutions are sort of in the same range, but obviously we added SG&A when we added Underground Solutions. And what happened it is the overall gross margin is probably up a little bit with the addition of Underground Solutions. But we did add SG&A, and I think we look at operating margin as down just slightly.

Craig Bibb:    Okay. All right.

Operator:    There are no additional questions. So, at this time, I would like to hand the call back over to Chuck Gordon, Chief Executive Officer, for closing comments.

Chuck Gordon:    We have entered our primary earnings season with the pieces in place for a much improved earnings performance in H2 and an opportunity to build positive momentum as we move into 2017. We are very excited about the way the business is positioned for organic growth going forward and are looking forward to our calls over the next several quarters.

Thank you for joining us today. We appreciate it. Thank you.

Operator:    Ladies and gentlemen, thank you for your participation on today's conference. This does conclude the program, and you may all disconnect. Everybody have a wonderful day.

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